CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 30, 2020, relating to the financial statements of Comstock Mining Inc., appearing in the Annual Report on Form 10-K of Comstock Mining Inc. for the year ended December 31, 2019.

/s/ Deloitte & Touche LLP

Salt Lake City, Utah
December 29, 2020